As filed with the Securities and Exchange Commission on March 28, 2014

Registration No. 333-181209

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

API TECHNOLOGIES CORP.

(Exact name of Registrant as specified in its charter)

Delaware	98-0200798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4705 S. Apopka Vineland Road, Suite 210

Orlando, FL 32819

(407) 876-0279

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Brian R. Kahn

Chairman

API Technologies Corp.

4705 S. Apopka Vineland Road, Suite 210

Orlando, FL 32819

(407) 876-0279

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley L. Finkelstein, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On May 7, 2012, API Technologies Corp., a Delaware corporation (the “Registrant”), filed a registration statement on Form S-3 (Registration No. 333-181209), as amended on June 8, 2012 (the “Registration Statement”), to register 6,194,513 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of the Registrant’s Series A Mandatorily Redeemable Preferred Stock (the “Series A Preferred Stock”), including upon the conversion of dividends paid in kind on the Series A Preferred Stock. On March 21, 2014, the Registrant redeemed all shares of the Series A Preferred Stock, which shares were returned to authorized but undesignated shares of the Company’s preferred stock.

Pursuant to the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of such Registration Statement and to deregister all shares of Common Stock registered thereunder that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on March 28, 2014.

API TECHNOLOGIES CORP.

By:	/s/ Brian R. Kahn
Name:	Brian R. Kahn
Title:	Chairman

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.